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                                                                   Exhibit 10.22
                                                                   -------------

                       SEPARATION AND RELEASE AGREEMENT

         This SEPARATION AND RELEASE AGREEMENT (the "Agreement") is made and entered into by and between EVOKE COMMUNICATIONS, INC. ("Evoke" or "the Company") and Jim LeJeal ("Mr. LeJeal") (collectively "parties") as of the Execution Date of this Agreement defined in Paragraph 27 below.

                                   I. RECITALS

         WHEREAS, effective as of December 31, 2000 Mr. LeJeal will tender his voluntary resignation from his position as Chief Operating Officer of Evoke and any and all other positions he may have held with Evoke including, but not limited to, his position as a member of the Board of Directors; and

         WHEREAS, the parties wish to make the separation amicable but conclusive on the terms and conditions set forth herein; and

         WHEREAS, Mr. LeJeal accepts the benefits of this Separation and Release Agreement with the acknowledgment that by its terms he has been fully and satisfactorily compensated; and

         WHEREAS, the parties agree that this Separation and Release Agreement supercedes, replaces and extinguishes any and all other rights and obligations between the parties related to Mr. LeJeal's employment at Evoke, including but not limited to, any rights and obligations contained in the Personal Services Agreement entered into by Mr. LeJeal with Evoke on November 18, 1999.

                                 II. COVENANTS

         THEREFORE, in consideration of the Recitals set forth above which are incorporated herein by reference and of the mutual promises and covenants contained in this Separation and Release Agreement, it is hereby agreed by and between the parties hereto as follows:

         1. Resignation. Effective as of December 31, 2000 ("Separation Date"), Mr. LeJeal's employment with Evoke as Chief Operating Officer and any and all other positions he may have held with Evoke, including but not limited to, his position as a member of the Board of Directors shall cease.

         2. Accrued Compensation. Evoke will compensate Mr. LeJeal for all accrued compensation and vacation as of the Separation Date. As of the date hereof, Mr. LeJeal has 40 days of accrued and unused vacation; and such amount shall be adjusted by vacation days used or accrued through the Separation Date. Mr. LeJeal is entitled to these payments whether or not he signs this Separation and Release Agreement.

         3. Consideration. Although Evoke has no policy or procedure requiring payment of any severance benefits in case of voluntary resignation, Evoke agrees to the following as part of this Separation and Release Agreement.

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                  (a) Severance Benefits. Evoke will make severance payments to
Mr. LeJeal in the form of continuation of his Base Salary in effect on the Separation Date for a period of eighteen (18) months commencing on the first business day following the Separation Date ("Severance Period"). These payments will be made on Evoke's ordinary payroll dates, and will be subject to standard payroll deductions and withholding. All payments made during the Severance Period are expressly conditioned on Mr. LeJeal's compliance with his obligations under the Separation and Release Agreement, including but not limited to, Paragraphs 10 and 11 of the Separation and Release Agreement.

                  (b) Bonus Payment. Evoke shall pay to Mr. LeJeal the earned component of his year 2000 bonus. As of the date hereof, the Company represents that Mr. LeJeal has earned 90% of his year 2000 bonus (i.e. $193,500) and acknowledges that Mr. LeJeal shall retain the opportunity to achieve the remaining 10% (i.e. $21,500) of his bonus. Payment of both the $193,500 earned component of the bonus and any amounts that may be awarded for the unearned component of the bonus, shall be made no earlier than January 1, 2001 and no later than January 31, 2001. The determination of unearned component of Mr. Lejeal's 2000 year bonus shall be made at the sole discretion of the Compensation Committee based on the current Company practice for bonus determinations.

                  (c) Health Insurance. To the extent permitted by federal COBRA law, Mr. LeJeal will be eligible to continue health insurance benefits and, later, to convert to an individual policy. Evoke will provide Mr. LeJeal a COBRA notification form setting forth his rights and responsibilities with regard to COBRA coverage. Should Mr. LeJeal timely elect to continue coverage pursuant to COBRA, Evoke agrees to pay his COBRA premiums for eighteen (18) months commencing on the Separation Date in order for Mr. LeJeal to maintain health insurance that is substantially equivalent to his coverage immediately prior to the Separation Date ("COBRA Reimbursement Period"), or at Mr. LeJeal's election, Evoke will directly reimburse Mr. LeJeal for such premiums. In any event, and not withstanding any provision to the contrary in this Paragraph, Evoke shall have no obligation to make any payments for COBRA premiums paid for health insurance coverage beyond the expiration of the COBRA Reimbursement Period. Evoke shall make payments pursuant to this section within 15 days of Mr. LeJeal's provision of proper documentation of the expense.

                  (d) Life Insurance. During the Severance Period, Evoke will reimburse Mr. LeJeal for the premium costs associated with obtaining and maintaining a two million dollar personal life insurance policy for Mr. LeJeal which policy names his spouse as beneficiary of the proceeds (or such other person or persons identified by Mr. LeJeal in his sole discretion) at a maximum reimbursement rate of $1,400 per annum. The obligations contained in Paragraph 3(d) shall terminate at the conclusion of the Severance Period. Evoke shall make payments pursuant to this section within 15 days of Mr. LeJeal's provision of proper documentation of the expense.

                  (e) Stock Options. On November 18, 1999 Mr. LeJeal was granted a non-statutory stock option to purchase 133,333 shares of the Company's Common Stock (the "1999 Option") pursuant to the Company's 1997 Stock Option/Stock Issuance Plan ("Plan"). As of the Separation Date, 36,111 shares of the 1999 Option will have vested. In consideration for the covenants, promises and agreements contained in this Separation and Release Agreement

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including, but not limited to, the covenants contained in Paragraphs 10 and 11,
Evoke shall continue to allow the 1999 Option to vest monthly during the Severance Period, and the period for exercise of such Option shall be extended so that it shall remain exercisable for three years from the Separation Date.

         On August 17, 2000, Mr. LeJeal was granted a non-statutory stock option to purchase 33,333 shares of Company Common Stock (the "2000 Option"). As of the Separation Date, no shares of the 2000 Option will have vested. As of the Separation Date, vesting in the 2000 Option shall cease and all unvested shares shall revert to the Company.

            (f) Business Support. For a period of three (3) months from the Separation Date, Evoke shall, upon presentation of valid receipts, reimburse Mr. LeJeal for expenses associated with his procurement and maintenance of office space for up to a maximum amount of $1,000 per month and, at Mr. LeJeal's election and discretion, either (a) provide administrative support for Mr. LeJeal, or (b) upon presentation of valid documentation, reimburse Mr. LeJeal for his expenses in procuring administrative support at the current prevailing wage at Evoke for an administrative assistant. In addition, Evoke will agree to support and maintain the internet address and Microsoft exchange server Outlook email support of lejeal.com during the Severance Period. Evoke shall make payments pursuant to this section within 15 days of Mr. LeJeal's provision of proper documentation of the expense.

         4. Other Compensation. Except as expressly provided herein, including but not limited to Mr. LeJeal's potential receipt of the unearned portion of his Bonus and his salary through the Separation Date, Mr. LeJeal acknowledges and agrees that he will not receive (nor is he entitled to receive) any additional consideration, payments, reimbursements, stock or benefits of any kind.

         5. Business Expense Reimbursement. Evoke agrees to reimburse Mr. LeJeal for those reasonable business expenses he necessarily incurred in his capacity as an Evoke employee as of the Separation Date consistent with Evoke's policies in this regard. Mr. LeJeal acknowledges and agrees that unless expressly referenced herein, Evoke will not reimburse him for any expenses he incurs after the Separation Date. Mr. LeJeal must submit the necessary documentation establishing the amount, date and reason for expenses he incurred and for which he seeks reimbursement no later than 15 days after the Separation Date. The Compensation Committee shall review and evaluate any such expense to determine whether such business expense will be reimbursed.

         6. Non-Interference. Mr. LeJeal agrees that he will not discuss any confidential aspect of Evoke's business or affairs with any employee, stockholder, customer, vendor, strategic partner of Evoke or other third party, except as may be requested by Evoke from time to time, as may be otherwise agreed to by Evoke, or as he is legally entitled to as a shareholder of Evoke.

         7. Nondisparagement. Each of Evoke and Mr. LeJeal agree to not, at any time, disparage the other party to third parties in any manner likely to be harmfulto the other party's business or personal reputation, or the personal or business reputation of Evoke's directors, shareholders and/or employees. Notwithstanding the prohibition in the preceding sentence, each

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party shall respond accurately and fully to any question, inquiry, or request for information when required by legal process. Each party acknowledges and agrees that this paragraph 7 is a material consideration to the other party's entering into this Separation and Release Agreement and that breach of this paragraph 7 constitutes a material breach of the Separation and Release Agreement.

         8. Cooperation In Pending Work. For two (2) months after the Separation Date, Mr. LeJeal agrees to fully cooperate with Evoke in all matters relating to the winding up of pending work on behalf of Evoke and the orderly transfer of work to other employees of Evoke following Mr. LeJeal's resignation. During the Severance Period, Mr. LeJeal shall also cooperate in the resolution of any dispute, including litigation of any action, involving Evoke that relates in any way to Mr. LeJeal's activities while employed by Evoke. Evoke shall pay Mr. LeJeal's reasonable out-of-pocket expenses incurred in connection with his services in this regard. In the event, Mr. LeJeal's services provided to the Company under this Section 8 exceed forty (40) hours, the Company shall pay Mr. LeJeal for his services at a rate equivalent to his hourly base salary rate.

         9. Evoke Property. Except as expressly identified herein as items to be retained by Mr. LeJeal ("Retained Property"), Mr. LeJeal agrees to return to Evoke all Evoke documents (and all copies thereof) and any and all other Evoke property in Mr. LeJeal's possession, custody or control, including, but not limited to, financial information, customer information, customer lists, employee lists, Evoke files, notes, cellular telephones, personal computers, contracts, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, software, tangible property, credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential material of Evoke (and all reproductions thereof) (the "Evoke Property"). For purposes of this Separation and Release Agreement, the Retained Property is identified as the following items: Mr. LeJeal's IBM ThinkPad laptop computers Tag #00683 and Tag #00355; current Dell Precision desktop computer Tag # 02173; current NEC Multisync flat panel monitor Tag # 01957; HP LaserJet 4000 printer Tag #00435; all PDA's and other computer enhancements such as JBL Media 3 speakers; Polycom speakerphone Tag #00680; his office chair and standing table, home office printer Tag #02263 and LAN equipment and Microsoft Office Software License(s) associated with the computers referenced above (but only to the extent legally transferable by the Company to an individual not affiliated with the Company) and the bookshelves and printer stand currently in Mr. LeJeal's. Mr. LeJeal acknowledges and agrees that Evoke shall have the right and opportunity to sterilize the Retained Property of any such Evoke Property prior to the Separation Date, and Mr. LeJeal shall cooperate and permit Evoke to accomplish these efforts. Evoke may cause to be issued to Mr. LeJeal an IRS Form 1099 reflecting the depreciated book value of the Retained Property.

         10. Non-Competition. Mr. LeJeal acknowledges and agrees that during his employment with Evoke, he had access to confidential and proprietary business and technological information belonging to Evoke. As a condition to receiving the severance payments contained in this Separation and Release Agreement, and in order to protect the confidential information and customer relationships to which Mr. LeJeal had access, and to

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protect the good will and other business interests of Evoke, Mr. LeJeal agrees to the following provisions:

             (a) Mr. LeJeal covenants and agrees with Evoke that for a period of eighteen (18) months from the Separation Date, Mr. LeJeal will not engage or participate, directly or indirectly, as principal, agent, employee, employer, consultant, advisor, sole proprietor, stockholder, partner, independent contractor, trustee, joint venturer or in any other individual or representative capacity whatever, in the conduct or management of, or own any stock or other proprietary interest in, or debt of, any business organization, person, firm, partnership, association, corporation, enterprise or other entity that shall be engaged in any business (whether in operation or in the planning, research or development stage) that is a Competitive Business anywhere in the Restricted Territory, unless Mr. LeJeal shall obtain the prior written consent of the Board, given in its sole discretion, which consent shall make express reference to this Separation and Release Agreement. Notwithstanding the foregoing, Mr. LeJeal may make passive investments in any company whose stock is listed on a national securities exchange or traded in the over-the-counter market so long as he does not come to own, directly or indirectly, more than five percent (5%) of the equity securities of such company. For purposes of this Separation and Release Agreement, a business shall be considered a "Competitive Business" if it involves or relates to (i) any business in which Evoke is actively engaged on the date of termination or any business in which during the twelve (12) months immediately preceding the date of termination Evoke actively contemplated engaging (as evidenced by inclusion in a written business plan or proposal) or
(ii) any business in which an Affiliate is actively engaged on the date of termination or any business in which during the twelve (12) months immediately preceding the date of termination an Affiliate actively contemplated engaging (as evidenced by inclusion in a written business plan or proposal). The term "Restricted Territory" shall mean each and every county, province, state, city or other political subdivision of the United States.

             (b) During the period of eighteen (18) months from the Separation Date, Mr. LeJeal shall not engage in any of the following conduct:

                   (i) Hire, attempt to hire or assist any other person or entity in hiring or attempting to hire any current employee of Evoke or any person who was a Evoke employee within the three (3) month period prior to the termination of Mr. LeJeal's employment; provided, however that this prohibition on solicitation of Evoke's employees shall not apply to the person acting as Mr. LeJeal's current executive assistant, Tracy Wypyzyk, as of the date of termination of Mr. LeJeal's employment;

                   (ii) Solicit, divert, or take away, in competition with Evoke, the business or patronage of any current Evoke customer. Notwithstanding the foregoing, this restriction shall not apply to any person or entity who is no longer a customer at the time of any such solicitation by Mr. LeJeal.

             (c) Mr. LeJeal agrees that if he acts in violation of Paragraph 10 or Paragraph 11 of this Separation and Release Agreement, the number of days that such violation exists will be added to any period of limitations on the specific activities.

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             (d)   The covenants contained in Paragraph 10(a) shall be construed as a series of separate covenants, one for each county, province, state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Paragraph 10(a). If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Separation and Release Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Paragraph 10 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

             (e) Without limitation of any of the provisions of this Paragraph 10, any payments to be made to Mr. LeJeal during the Severance Period shall be deemed to secure his agreements set forth in this Paragraph 10 and such payments may be terminated by the Evoke if Mr. LeJeal fails to observe the agreements set forth in this Paragraph 10 and fails to cure such failure within ten (10) days of receipt of written notice of such failure.

             (f) Mr. LeJeal (i) acknowledges that his skills and experience are such that he can anticipate finding employment at a senior level in his profession, and (ii) represents and agrees that the restrictions imposed by this Paragraph 10 on engaging in competitive business activities are necessary for the protection of the legitimate interests and competitive position of Evoke and do not impose undue hardships on him.

         11. Confidentiality.

             (a) Confidential Information. Mr. LeJeal acknowledges that he has had access to certain information related to the business, operations, future plans and customers of Evoke, the disclosure or use of which could cause Evoke substantial losses and damages. Accordingly, Mr. LeJeal covenants that he will keep confidential all information and documents furnished to him by or on behalf of Evoke and not use the same to his advantage, except to the extent such information or documents are lawfully obtained from other sources on a non-confidential (as to Evoke) basis or are in public domain through no fault on his part or is consented to in writing by Evoke.

             (b) Innovations, Patents, and Copyrights. Mr. LeJeal agrees to promptly disclose, in writing, all Innovations to Evoke. Mr. LeJeal further agrees to provide all assistance requested by Evoke, at its expense, in the preservation of its interests in any Innovations, and hereby assigns and agrees to assign to Evoke all rights, title and interest in and to all worldwide patents, patent applications, copyrights, trade secrets and other intellectual property rights or "Moral Rights" in any Innovation.

             "Innovations" shall mean all developments, improvements, designs, original works of authorship, formulas, processes, software programs, databases, and trade secrets, whether or not patentable, copyrightable or protectable as trade secrets, that Mr. LeJeal by himself or jointly with others, created, modified, developed, or implemented during the period of

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Mr. LeJeal's employment which relate in any way to Evoke's business. The term
Innovations shall not include Innovations developed entirely on Mr. LeJeal's own time without using Evoke's equipment, supplies, facilities or Confidential Information, and which neither relate to Evoke's business, nor result from any work performed by or for Evoke.

         12. Right to Injunctive Relief. Mr. LeJeal agrees and acknowledges that a violation of the covenants contained in Paragraphs 10 and 11 of this Separation and Release Agreement will cause irreparable damage to Evoke, and that it is and may be impossible to estimate or determine the damage that will be suffered by Evoke in the event of a breach by Mr. LeJeal of any such covenant. Therefore, Mr. LeJeal further agrees that in the event of any violation or threatened violation of such covenants, Evoke shall be entitled as a matter of course to an injunction out of any court of competent jurisdiction restraining such violation or threatened violation by Mr. LeJeal. Such right to an injunction to be cumulative and in addition to whatever other remedies Evoke may have.

         13. Lock-Up Agreement. Without the prior written consent of Evoke, Mr. LeJeal, until the shares are released from the restrictions and rights in clauses (i) and (ii) as set forth below:

                   (i) agrees not to (x) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock of the Company (the "Common Stock") or any securities convertible into or exercisable or exchangeable for Common Stock (including, without limitation, shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock which may be deemed to be beneficially owned by Mr. LeJeal in accordance with the rules and regulations of the Securities and Exchange Commission) (collectively, "Company Securities") or (y) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Company Securities (regardless of whether any of the transactions described in clause (x) or (y) is to be settled by the delivery of Company Securities, in cash or otherwise); and

                   (ii) authorizes the Company to cause the transfer agent to decline to transfer and/or to note stop transfer restrictions on the transfer books and records of the Company with respect to any Company Securities for which Mr. LeJeal is the record holder and, in the case of any such shares or securities for which Mr. LeJeal is the beneficial but not the record holder, agrees to cause the record holder to cause the transfer agent to decline to transfer and/or to note stop transfer restrictions on such books and records with respect to such shares or securities;

provided further, that the restrictions and rights in clause (i) and (ii) above shall cease to apply to one ninth (1/9th) of the Company Securities beneficially owned by Mr. LeJeal on January 22, 2001 and, thereafter, one ninth (1/9th) of the Company Securities shall be released from the restrictions in clause (i) on a monthly basis measured from January 22, 2001, until all of the Company Securities are released from the restrictions set forth herein.

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Notwithstanding the foregoing, Mr. LeJeal may transfer shares of Company
Securities (A) as a bona fide gift or gifts or by will or intestacy, provided that the transferee thereof agree to be bound by the restrictions set forth herein or (B) to any trust for the direct or indirect benefit of Mr. LeJeal or the immediate family of Mr. LeJeal, provided that the trustee of the trust agrees to be bound by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value. For purposes of this Separation and Release Agreement, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

         14. Denial of Liability. The parties acknowledge that any payment by Evoke and any release by Mr. LeJeal pursuant to this Separation and Release Agreement are made in compromise of disputed claims, that in making any such payment or release, Evoke and Mr. LeJeal in no way admit any liability to each other, and that the parties expressly deny any such liability.

         15. Non-Disclosure of Agreement. Mr. LeJeal acknowledges that confidentiality and nondisclosure are material considerations for Evoke entering into this Separation and Release Agreement. As such, the provisions of this Separation and Release Agreement shall be held in strictest confidence and shall not be publicized or disclosed in any manner whatsoever, including but not limited to, the print or broadcast media, any public network such as the Internet, any other outbound data program such as computer generated mail, reports or faxes, or any source likely to result in publication or computerized access. Notwithstanding the prohibition in the preceding sentence: (a) the parties may disclose this Separation and Release Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (b) Evoke may disclose this Separation and Release Agreement as necessary to fulfill standard or legally required corporate or public reporting or disclosure requirements; (c) Evoke may disclose this Separation and Release Agreement upon request from any government entity; and (d) the parties may disclose this Separation and Release Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In the event that Evoke makes a public disclosure of this document pursuant to the exceptions set forth above, Mr. LeJeal will be released from the obligations set forth in this paragraph.

         16. Releases.

         a. Release of Claims by Mr. LeJeal. In consideration for the consideration set forth in this Separation and Release Agreement and the mutual covenants of Evoke and Mr. LeJeal, Mr. LeJeal hereby releases, acquits and forever discharges Evoke, its affiliated corporations and entities, its and their officers, directors, agents, representatives, servants, attorneys, employees, shareholders, successors and assigns of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, liquidated or contingent, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Execution Date, including but not limited to: any and all such claims and demands directly or indirectly

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arising out of or in any way connected with Mr. LeJeal's employment with Evoke or the conclusion of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any ownership interests in Evoke, vacation pay, personal time off, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; claims pursuant to any federal, any state or any local law, statute, common law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; attorney's fees, costs, and other expenses under Title VII of the federal Civil Rights Act of 1964, or any other statute, agreement or source of law; the federal Americans with Disabilities Act of 1990; the Family and Medical Leave Act; Colorado Fair Employment Act; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; libel; emotional distress; and breach of the implied covenant of good faith and fair dealing. Mr. LeJeal agrees that in the event he brings a claim covered by this release in which he seeks damages against Evoke or in the event he seeks to recover against Evoke in any claim brought by a governmental agency on his behalf, this Separation and Release Agreement shall serve as a complete defense to such claims. Notwithstanding the foregoing, nothing in this paragraph shall release the Company's obligation to indemnify Mr. LeJeal in accordance with the indemnification obligations set forth in the Company's Certificate of Incorporation, Bylaws, the Indemnity Agreement between the Company and Mr. LeJeal and under any applicable law. Notwithstanding anything to the contrary herein, this release shall not extend to liabilities or claims resulting from criminal conduct as determined by a criminal court of law.

             b. Release of Claims by the Evoke. In consideration for the consideration set forth in this Separation and Release Agreement and the mutual covenants of Evoke and Mr. LeJeal, Evoke hereby releases, acquits and forever discharges Mr. LeJeal, his affiliated corporations and entities, its and their officers, directors, agents, representatives, servants, attorneys, employees, shareholders, successors and assigns of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, liquidated or contingent, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Execution Date, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with Mr. LeJeal's employment with Evoke or the conclusion of that employment; claims or demands related to pursuant to any federal, any state or any local law, statute, common law or cause of action or any other statute, agreement or source of law; tort law; contract law; discrimination; harassment; fraud; defamation; libel; emotional distress; and breach of the implied covenant of good faith and fair dealing. Evoke agrees that in the event it brings a claim covered by this release in which it seeks damages against Evoke or in the event it seeks to recover against Evoke in any claim brought by a governmental agency on his behalf, this Separation and Release Agreement shall serve as a complete defense to such claims. Notwithstanding anything to the contrary herein, this release shall not extend to liabilities or claims resulting from criminal conduct as determined by a criminal court of law.

         17. Tax Consequences. Mr. LeJeal agrees to indemnify Evoke and hold Evoke harmless from any and all claims or penalties asserted against Evoke for any failure to pay taxes due on any consideration provided by Evoke pursuant to this Separation and Release Agreement. Mr. LeJeal expressly acknowledges that Evoke has not made, nor herein makes, any

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representation about the tax consequences of any consideration provided by Evoke to Mr. LeJeal pursuant to this Separation and Release Agreement.

         18. No Third-Party Rights. The parties agree that by making this Separation and Release Agreement they do not intend to confer any benefits, privileges, or rights to others. The Separation and Release Agreement is strictly between the parties hereto, subject to the terms of paragraph 18 below, and it shall not be construed to vest in any other the status of third-party beneficiary.

         19. Voluntary and Knowingly. Mr. LeJeal acknowledges that in executing this Separation and Release Agreement, he has reviewed it and understands its terms and had an opportunity and was advised to seek guidance from counsel of his own choosing, and was fully advised of his rights under law, and acted knowingly and voluntarily

         20. Duty to Effectuate. The parties agree to perform any lawful additional acts, including the execution of additional agreements, as are reasonably necessary to effectuate the purpose of this Separation and Release Agreement.

         21. Entire Agreement. This Separation and Release Agreement constitutes the complete, final, and exclusive embodiment of the entire agreement between Mr. LeJeal and Evoke with regard to the subject matter hereof. This Separation and Release Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing that refers to this Separation and Release Agreement signed by Mr. LeJeal and a duly authorized officer of Evoke.

         22. Successors and Assigns. This Separation and Release Agreement shall bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and inure to the benefit of each party, its heirs, successors and assigns. In furtherance and not limitation of the foregoing, any payments or consideration due Mr. LeJeal under the terms of this agreement shall inure to the benefit of his surviving spouse.

         23. Applicable Law. This Separation and Release Agreement was entered into in the State of Colorado, and the parties agree and intend that it be construed and enforced in accordance with the laws of the State of Colorado.

         24. Forum. Any controversy arising out of or relating to this Separation and Release Agreement or the breach thereof, or any claim or action to enforce this Separation and Release Agreement or portion thereof, or any controversy or claim requiring interpretation of this Separation and Release Agreement must be brought in a forum located within the State of Colorado. No such action may be brought in any forum outside the State of Colorado. Any action brought in contravention of this Paragraph 24 by one party is subject to dismissal at any time and at any stage of the proceedings by the other, and no action taken by the other in defending, counterclaiming or appealing shall be construed as a waiver of this right to immediate dismissal. A party bringing an action in contravention of this Paragraph 24 shall be liable to the other party for the costs, expenses and attorney's fees incurred in successfully dismissing the action or successfully transferring the action to a forum located within the State of Colorado.

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

         25. Severable. If any provision of this Separation and Release Agreement is determined to be invalid, void or unenforceable, in whole or in part, this determination will not affect any other provision of this Separation and Release Agreement, and the provision in question shall be modified so as to be rendered enforceable.

         26. Enforce According To Terms. The parties intend this Separation and Release Agreement to be enforced according to their terms.

         27. Execution Date. This Separation and Release Agreement is effective on the later of the dates that each party signed this Separation and Release Agreement ("Execution Date").

         28. Section Headings. The section and paragraph headings contained in this Separation and Release Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Separation and Release Agreement.

         29. Attorney's Fees. If any legal proceeding relating to any of this Agreement is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         IN WITNESS WHEREOF, the parties have duly authorized and caused this Separation and Release Agreement to be executed as follows:

JIM LEJEAL, an individual                     EVOKE COMMUNICATIONS, INC.

/s/ Jim LeJeal                                By: /s/ Paul Berbarian
-------------------------------                  -------------------------------
Jim LeJeal
                                              Its: Chairman and CEO
                                                  ------------------------------

Date: 14 November, 2000                       Date: 14 November, 2000
     --------------------------                    -----------------------------

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